SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT is made and entered into this 8th day of January 1998, by and between Alain J-M Clenet ("Clenet") and ASHA Corporation (the "Corporation").

                              W I T N E S S E T H :

         WHEREAS, Clenet has agreed to resign as an officer and director of the Corporation effective on the sale of 1,677,978 shares of common stock of the Corporation held by him; and

         WHEREAS, Clenet desires to continue to support the business activities of the Corporation; and

         WHEREAS, the Corporation desires to protect the Corporation from any competition from Clenet.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, THE PARTIES AGREE AS FOLLOWS:

         1. Resignation. Clenet hereby resigns as a Director of the Corporation and as Chief Executive Officer and any and all other offices held by him with the Corporation effective immediately on the effectiveness of this Agreement.

         2. Prior Agreements. This Agreement replaces and supersedes all prior agreements, oral or written, between the Corporation and Clenet including, but not limited to, an employment agreement dated November 6, 1991, as amended on April 21, 1995.

         3. Assignment of Rights. Clenet hereby assigns to the Corporation all patent and other rights to intellectual properties currently held in his name, or jointly with the Corporation or others. Clenet agrees to execute additional assignments and/or other documents necessary or prudent to effectuate the transfer of these rights.

         4. Non-Compete. During the five year period commencing on the effective date of this Agreement, Clenet shall not, without the prior written consent of the Corporation, compete with the Corporation in its business areas which are hereby defined to include designing, manufacturing and marketing traction control systems for all vehicles worldwide and developing and exploiting a commercially feasible manufacturing process for modularly-based vehicles worldwide. Notwithstanding the foregoing sentence, if Clenet determines to engage in any of the business areas set forth therein and he offers a right of first refusal to the Corporation in accordance with the provisions of paragraph 8 below, and the Corporation does not accept the offer within 30 days of such offer, then Clenet shall be free to engage in such business. Clenet will be deemed to be in competition with the Corporation if he directly or indirectly, owns, manages, operates, or participates in the ownership, management, operation or control of, or is a director or 5% or greater stockholder or an employee of, or a consultant to, any business, corporation or entity which is conducting any business which competes with the Corporation's business areas defined above. As a violation by Clenet of this paragraph 4 could cause irreparable injury to the Corporation, the Corporation shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin Clenet in a court of equity for violating such provision.

         5. Confidentiality. During the five year period commencing on the effective date of this Agreement, Clenet shall not, without the prior written consent of the Corporation, disclose to any person or entity any of the Corporation's trade secrets or use to any person's benefit other than that of the Corporation, information gained as a result of being an employee, officer or director of the Corporation. As a violation by Clenet of the provisions of this paragraph 5 could cause irreparable injury to the Corporation and there is no adequate remedy at law for such violation, the Corporation shall have the right, in addition to any other remedies available to it, at law or in equity, to enjoin Clenet in a court of equity for violating such provisions.

         6. No Contacts with Customers. Clenet agrees that he will not contact any licensees, customers or clients of the Corporation for a period of five years commencing on the effective date of this Agreement, without the prior written consent of the Corporation, which consent will not be unreasonably withheld.

         7.   No Contacts with Other Businesses.   Without the prior written
consent of the Corporation, which consent will not be unreasonably withheld, Clenet agrees that for a period of five years from the effective date of this Agreement he will not contact, or attempt to do business with or for any business or entity with which the Corporation has had contact during the twelve month period prior to the effective date of this Agreement for the purpose of considering a merger or acquisition or for the purpose of engaging in any business activity in the areas of business described in paragraph 4 above.

         8. Right of First Refusal. During the five year period commencing on the effective date of this Agreement, the Corporation shall have a right of first refusal to purchase, license or otherwise acquire rights to any automotive related concepts, inventions, and/or product designs that Clenet may, from time to time, conceive or develop. Prior to selling, licensing or otherwise granting rights to any third parties during such period, Clenet shall first offer such rights to the Corporation. If the Corporation does not accept the offer within 30 days of such offer, Clenet may develop and market such automotive related concepts, inventions and/or product designs himself (directly or through dealers or distributors) or may offer such concepts, inventions and/or product designs to third parties provided that the terms offered third parties, considered as a whole, are not materially less favorable to the third party than the terms last offered by Clenet to the Corporation, unless the Corporation is offered the third party terms for at least 20 days. The non-compete provisions of paragraph 4 of this agreement and the no contact provisions of paragraphs 6 and 7 of this Agreement shall not apply to Clenet contacting and negotiating with third parties in accordance with the terms of this paragraph.

         9. Consulting Agreement. Clenet agrees that if the Corporation desires his consulting services in the future for advanced engineering design in automotive related areas, he will make a reasonable good faith effort to make himself available to perform such services. Such services will be performed pursuant to a consulting agreement and for compensation to be negotiated in good faith by the parties hereto.

         10. Salary Extension; Other Benefits. The Corporation shall pay Clenet a salary and provide other benefits as follows:

              a. The Corporation shall continue to pay Clenet his full salary through December 31, 1997.

              b. The Corporation shall transfer its ownership in the 1997 Tahoe to Clenet effective January 1, 1998, and make the lease payments for the remaining term of the lease. At the completion of the lease on this vehicle, the Corporation will pay the "buy out" on the lease. Clenet shall be responsible for insurance on the vehicle effective January 1, 1998.

              c. The Corporation will end its participation in Clenet's membership in the La Cumbre Country Club after December 31, 1997.

              d. The Corporation will cease all insurance payments on life, medical, automobile, key man and other insurance policies for the benefit of Clenet after December 31, 1997.

              e. The Corporation will transfer ownership to Clenet of the computer which he currently uses.

              f. Clenet shall retain his option to purchase 8,278 shares of common stock.

         11. Effective Date. This Agreement shall become effective on the closing of the sale of 1,677,978 shares of Common Stock to several investors including Donna Cohen.

         12. Representation. Once this Agreement is effective, Clenet shall not, without the prior written consent of the Corporation, hold himself out as being a representative of the Corporation.

         13. No Disparagement. Clenet shall not make any disparaging or derogatory statements, whether verbal or written, regarding the Corporation or its shareholders, directors, officers, employees, agents or products; and the Corporation, and its officers and directors shall not make any disparaging or derogatory statements, whether verbal or written, regarding Clenet.

         14. Release by Clenet. Clenet hereby releases and discharges the Corporation (its officers, directors, and agents) from all claims, demands, rights, liabilities, charges and causes of action (hereinafter referred to as "claims") which he ever had, now has, or hereafter may have arising out of or related to his employment with the Corporation, this Separation Agreement, or any other matter through the date this Agreement is signed, including, but not limited to, all tort claims, contract claims, employment discrimination claims, and claims under the Age Discrimination in Employment Act or any other federal, state, or local law.

         15. Release by Corporation. The Corporation hereby releases and discharges Clenet from all claims, demands, rights, liabilities, charges and causes of action (hereinafter referred to as "claims") which it ever had, now has, or hereafter may have arising out of or related to Clenet's employment with the Corporation, this Separation Agreement, or any other matter through the date this Agreement is signed, including, but not limited to, all tort claims and contract claims except that Clenet shall not be released from any liability for any intentional misconduct or gross negligence.

         16. Corporation Property. After the Effective Date, Clenet shall deliver to the Corporation any of the Corporation's credit cards he holds and any other property belonging to the Corporation, including designs, drawings or other documents.

         17. Enforceability. The parties hereto covenant and agree that to the extent any provisions or portion of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable, then the parties hereto expressly covenant and agree that any such provision or portion thereof shall be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law and that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

         18. Binding Effect. The terms of this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Clenet, his heirs and personal and legal representatives.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

WITNESS:

/s/ William R. Rogers                       /s/ Alain J-M Clenet
William R. Rogers                           Alain J-M Clenet

WITNESS:                                    ASHA CORPORATION, a Delaware
                                            Corporation

/s/ William R. Rogers                       By: /s/ John C. McCormack
William R. Rogers                              John C. McCormack